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                                                                 EXHIBIT 7.2

                                VOTING AGREEMENT


         THIS VOTING AGREEMENT (this "Agreement") is entered into on July 30, 2003, by and between TURKEY VULTURE FUND XIII, LTD., an Ohio limited liability company (the "Fund") and J. MICHAEL GORMAN, a resident of the State of North Carolina (collectively, the "Voting Stockholders").

         WHEREAS, the Voting Stockholders own a total of 204,900 shares of common stock, par value $0.15 per share (the "Common Stock"), of Energy West Incorporated, a Montana corporation ("Energy West") (all shares of Common Stock or any other shares of Energy West that may vote in an election of directors now owned and which may hereafter be acquired by the Voting Stockholders prior to the termination of this Agreement shall be referred to herein as the "Voting Stock"); and

         WHEREAS, the Voting Stockholders have nominated five directors to stand for election at the 2003 Annual Meeting of Stockholders of Energy West;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:


                                    ARTICLE 1
                                   AGREEMENTS

         1.1 Voting Agreement. Each of the Voting Stockholders hereby agrees that during the time this Agreement is in effect and in the election of directors of Energy West at the 2003 Annual Meeting of Stockholders, the Voting Stockholders, so long as they hold any Voting Stock, shall vote or caused to be voted all Voting Stock owned by them, or over which they have voting control (i) in favor of the election of the following directors nominated by the Voting
Stockholders: Richard M. Osborne, J. Michael Gorman, Thomas J. Smith, Lawrence
P. Haren and Hobart H. Griset, and (ii) against any action, proposal or agreement that would result in any of the director nominees listed in this
Section 1.1 not being elected at the 2003 Annual Meeting of Stockholders.

         1.2 Cumulative Voting. The Voting Stockholders hereby agree to exercise their respective rights to cumulate votes for the director nominees listed in
Section 1.1 as directed by the Fund.

         1.3 Filings with the Securities and Exchange Commission. The Voting Stockholders hereby agree to assist in the preparation and filing of any documents with the Securities and Exchange Commission, as is necessary to comply with the terms of this Agreement.


                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

         Each of the Voting Stockholders hereby represent and warrant as follows:

         2.1 Authority Relative to this Agreement. Each of them has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his or its obligations hereunder and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by the Voting Stockholders and constitutes a legal, valid and binding obligation of them, enforceable against the Voting Stockholders in accordance with its terms.

         2.2 No Conflict. The execution and delivery of this Agreement by the Voting Stockholders do not, and the performance of this Agreement by them will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to them or by which the Voting Stock are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Voting Stock pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license,



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permit, franchise or other instrument or obligation to which any such Voting
Stockholder is a party or by which any such Voting Stockholder or any Voting Stock are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by any Voting Stockholder of his or its obligations under this Agreement.

         2.3 Title to the Voting Stock. Each Voting Stockholder is the owner of the number and class of Voting Stock specified on Exhibit A hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Exhibit
A. No Voting Stockholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Voting Stock. Each Voting Stockholder has sole voting power with respect to his or its Voting Stock except as otherwise specified on Exhibit A.


                                    ARTICLE 3
                                  MISCELLANEOUS

         3.1 Termination. This Agreement shall terminate on the earlier of (i) the date following the election of directors at the 2003 Annual Meeting of Stockholders of Energy West or any adjournment thereof, or (ii) by mutual agreement of all the parties.

         3.2 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each of the parties to this Agreement shall be entitled to specific performance of the agreements and obligations of the other parties hereunder and to such other injunctive relief or other equitable relief as may be granted by a court of competent jurisdiction.

         3.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

         3.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

         3.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         3.6 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Ohio.

         3.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         3.8 Assignments. This Agreement shall not be assigned by operation of law or otherwise.

         3.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.


                                       2
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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

"VOTING STOCKHOLDERS"

TURKEY VULTURE FUND XIII, LTD.

By: /s/ Richard M. Osborne
   ---------------------------------
   Richard M. Osborne, Sole Manager


/s/ J. Michael Gorman
------------------------------------
J. MICHAEL GORMAN





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                                    EXHIBIT A



         NAME                                         COMMON SHARES
         ----                                         -------------

Turkey Vulture Fund XIII, Ltd.                           127,900

J. Michael Gorman                                         77,000
                                                        --------

         Total:                                          204,900